Exhibit 10.22

GENERAL CONTRACTOR AGREEMENT

ExOne Holding Deutschland GmbH

Am Mittleren Moos 41

Augsburg, Germany 86167

- hereinafter briefly referred to as the client -

and

GOLDBECK Süd GmbH

Munich branch office

Domagkstraße 1

Munich, Germany 80807

- hereinafter briefly referred to as GOLDBECK -

have concluded the contract hereinafter:

Section 1     The Subject Matter of the Contract

(1)	GOLDBECK shall carry out the following construction project for the client on its piece of real estate in the Gersthofen industrial park south of Hirblinger Straße:

Building a new production site with an office building

(2)	The content and scope of the performance to be provided by GOLDBECK shall be determined pursuant to the basic terms of the contract described in greater detail in Section 14.

Section 2     Lump-Sum Price

(1)	The lump-sum price for building the scope of performance described in Section 14, Annex 1 shall be

12,075,000.00 euros

plus the statutory value-added tax in force on the day of official acceptance.

(2)	If it is not possible to begin with implementing the building project pursuant to the contract hereto for reasons that GOLDBECK does not have to answer for, the remuneration shall be increased by the percentage that the price index has changed for commercial factory buildings (ascertained by the Federal Statistical Office in Wiesbaden, Germany) since the contract hereto was signed to the beginning of implementation. A corresponding regulation shall apply with a delay in building that GOLDBECK does not have to answer for. Said regulation shall only be in force only after a delay from 3 months.

Section 3     Implementing Performance

(1)	GOLDBECK has to carry out the work it is entrusted with pursuant to the documents listed in Section 14 of the contract hereto.

(2)	To the extent that special permits are needed for implementation, the client shall obtain them in due time or make them available.

(3)	In the absence of any other agreement in the performance specifications, GOLDBECK shall owe compliance with the accepted engineering standards and the Eurocodes at a higher priority at the point in time of concluding the contract hereto. GOLDBECK shall point out to the client if the accepted engineering standards change between concluding the contract and official acceptance. If the client subsequently demands additional or modified performance, it shall be taken into account in terms of design, schedule and calculation.

(4)	Any official requirements from public-law permits that go beyond the volume of production and services described shall be taken into account in terms of design, schedule and calculation.

(5)	GOLDBECK shall hand over the auditing documents to the client pursuant to Annex 4 within 6 weeks after official acceptance.

(6)	The client shall have the right to monitor contractual implementation of the performance.

(7)	The client shall make storage locations available on the building plot for carrying out the work. It shall ensure that it will be possible to have free access to the building plot, even for heavy freight vehicles, etc. when construction is being carried out.

(8)	The client shall ensure that any services that have to be provided by the customer are provided properly and on time.

(9)	GOLDBECK shall submit written decision proposals for all intended or ordered changes to performance or additional performance pursuant to Annex 8 where the new performance to be implemented and the impact on schedules and prices are recorded in detail.

All decision proposals shall be summarized on a monthly basis pursuant to Annex 8 on the Report on the Order Status.

Section 4     Dates

(1)	GOLDBECK shall erect the building project in accordance with the contractual agreements.

The following dates have been agreed:

Refer to the schedule dated August 7, 2013 (Annex 2)

(2)	The prerequisite for complying with said dates is the fact that the client has complied with all dates provided by the customer.

The following dates have been agreed for performance provided by the customer:

Refer to the schedule dated August 7, 2013 (Annex 2)

(3)	The client shall report any clearances, sampling and other decisions to GOLDBECK bindingly within 6 days after submitting/requesting.
(4)	If construction work is delayed for reasons that GOLDBECK does not have to answer for, the dates shall be reassigned.

(5)	If it is not possible to expertly carry out projected performance due to the weather, the time limit for implementation shall be correspondingly postponed. Any winter building work, in particular covering, wrapping and heating the building structure as well as clearing away snow, etc. shall not be the subject matter of the contract.

(6)	The weather conditions shall be described using the evaluation matrix according to the Berlin Model.

Section 5     Insurance Policies

(1)	GOLDBECK shall take out sufficient insurance for construction and business liability insurance. GOLDBECK shall pay the costs accrued.
(2)	The client shall take out a third-party liability insurance policy for the owner of the building and pay the costs accrued for this provided that the risks are not already covered by an already existing third-party liability insurance policy.

Section 6     Commissioning Subcontractors

(1)	GOLDBECK can entrust third parties with the implementation of all individual orders in connection with erecting the overall project (subcontractors).

(2)	GOLDBECK shall bear the risk contained in awarding said orders (i.e., efficiency, correctness and timeliness of implementation).

Section 7     Contractual Penalty

(1)	If GOLDBECK is in delay with the date of completion, the client shall be entitled to deduct a contractual penalty of 0.1% for each collective bargaining workday of the delay, however no more than 5% of the net order sum from the final invoice; contractual payments presumed.

(2)	Said contractual penalty shall not be asserted provided that only residual work has to be carried out after the date of completion that neither unreasonably impairs the functionality and utility of the building nor sustainably impedes the continuation of the work provided by the customer.

(3)	The client shall concede a waiting period of 3 weeks when the contractual penalty shall not be asserted.

(4)	Asserting further claims to compensation for damage shall remain unaffected. Any forfeited contractual penalty shall be credited against said claims to compensation for damage.

Section 8     Passing the Risk

(1)	The possession, risk, utilization and all public and private encumbrances of the building under construction that has been erected shall pass onto the client from the point in time of handover. This shall especially extend to the insurance obligation, even to any obligation to strew sand pursuant to the local by-laws or any other regulation and the obligation to clean the bordering streets.

(2)	Any utilization of the building structure, even partially, shall be tantamount to handover; it shall be carried out no later than at the point in time of official acceptance.

(3)	Section 7 Vergütungsordnung für Bauleistungen (Remuneration Scale for Construction Work)/B shall remain unaffected.

Section 9     Official Acceptance

The building shall be officially accepted pursuant to the regulations of the Vergütungsordnung für Bauleistungen (Remuneration Scale for Construction Work)/B. Formal official acceptance shall be agreed. The findings of official acceptance shall be set forth in writing in a joint protocol.

Section 10     Warranty Claims

(1)	GOLDBECK shall assume the liability for defects for the performance carried out by it pursuant to the provisions of Vergütungsordnung für Bauleistungen (Remuneration Scale for Construction Work)/B.

(2)	The statutory period of limitations shall be extended to 5 years for construction work.

A statutory period of limitations of 5 years shall apply to components pursuant to Section 13, Paragraph 4, Number 2 of Vergütungsordnung für Bauleistungen (Remuneration Scale for Construction Work)/B provided and to the extent that the client has commissioned GOLDBECK with servicing these components for the duration of the liability for defects, otherwise 2 years.

Section 11     Payment

(1)	The following method of payment shall be agreed:

10% when the order is issued

20% when earthworks begin

30% at the beginning of assembly: precast concrete parts / steel construction

20% at the beginning of sealing the roof

15% at the beginning of painting work and installing the plain base

5% when the final invoice is presented and official acceptance of the construction work

(2)	All payments shall be made plus the statutory value-added tax and shall be due for payment 10 days after invoicing.

(3)	If assembly is postponed for reasons that GOLDBECK does not have to answer for, the third part payment on account shall be made when the steel construction is ready for shipping. This regulation shall only go into force after a delay 2 months.

Section 12     Collateral

(1)	The client shall receive a group guarantee from GOLDBECK GmbH pursuant to Annex 5 and limited to the date of planned completion of the roof-sealing hall for the first part payment on account no later than at the due date and amounting to the net sum of payment. If adequate performance in terms of value has not been provided yet by the time limit imposed, the guaranty shall be correspondingly extended.

(2)	The client shall provide a guaranty of a licensed German bank or credit insurer 6 weeks before handover (projected for September 30, 2014 according to plan) for the outstanding final payment (the lump-sum plus the decision proposals and value-added tax less any payments made) pursuant to Annex 7. Goldbeck shall assume the costs of said guaranty amounting to as much as approximately 2,000.00 euros.

If the client does not provide the guaranty, GOLDBECK can set it an appropriate time period. After said time period, GOLDBECK shall be entitled to discontinue work or give notice of termination on the contract hereto provided that GOLDBECK has warned of this in advance. GOLDBECK shall then be entitled to the agreed remuneration less any expenditures saved.

(3)	The client shall be entitled to retain a non-interest-bearing lodging of security amounting to 5% of the net amount of the final account pursuant to Vergütungsordnung für Bauleistungen (Remuneration Scale for Construction Work)/B. Said retention of security shall be paid out to GOLDBECK without delay for submission of a group guarantee of GOLDBECK GmbH that is irrevocable, creates a primary liability and is limited to 5 years and 6 months from the beginning of the warranty period pursuant to Annex 6. GOLDBECK shall pay the costs of the guaranty.

Section 13     Venue

The exclusive venue for all disputes in connection with the contract hereto shall be Augsburg, Germany.

Section 14     The Basic Terms of the Contract

(1)	In addition to the contract hereto (including the annexes), the basic terms of the contract shall exclusively be the following in the order hereinafter:

a)	GOLDBECK’s performance specifications dated August 8, 2013 with its technical details (Annex 1)

b)	schedule dated August 7, 2013 (Annex 2)

c)	2 plans for the ground plans and 1 plan of the views (Annex 3)

d)	an overview of the auditing documents (Annex 4)

e)	a sample of the advance payment bond (Annex 5)

f)	a sample of the guaranty of liability for defects (Annex 6)

g)	a sample of the guaranty for final payment (Annex 7)

h)	a sample of the decision proposal and report on the order status (Annex 8)

i)	Vergütungsordnung für Bauleistungen (Remuneration Scale for Construction Work)/B 2012 Annex 9
j)	the provisions of Bürgerliches Gesetzbuch (German Civil Code) shall apply to the extent that the provision of Vergütungsordnung für Bauleistungen (Remuneration Scale for Construction Work)/B do not contain any special regulations.

Section 15     Representation

(1)	The client has appointed Rainer Höchsmann as his authorized representative. Said power of attorney shall also include concluding agreements that have an effect on the building project in terms of performance, dates or costs as well as the official acceptance of the construction work.

(2)	All correspondence shall be carried on with the client as per the agreement. The invoices shall also be submitted through the client.

Section 16     Final Provisions

If one provision of the contract hereto should be inoperative, this shall not affect the operability of the rest of the contract hereto. Then, the provisions of Vergütungsordnung für Bauleistungen (Remuneration Scale for Construction Work)/B or Bürgerliches Gesetzbuch (German Civil Code) shall apply. To the extent that the contract hereto contains a gap, the contractual parties shall close it as defined by the contract hereto.

Munich, Germany (August 14, 2013)	signature
Augsburg, Germany (August 14, 2013)	signature